TENDER OFFERS COMMENCED FOR COMMON STOCK AND
                              CERTAIN DEBENTURES OF
                   MOUNTASIA ENTERTAINMENT INTERNATIONAL, INC.

FOR IMMEDIATE RELEASE

      Dallas, Texas, November 14, 1996. MEI Holdings, L.P. today commenced its previously announced offers to purchase any and all of the Common Stock and 9% Convertible Subordinated Debentures due November 1, 1999 of Mountasia Entertainment International, Inc. (AMEX: MBE) and its offer to purchase all, but not less than all, of Mountasia's 9.1% Convertible Subordinated Debentures due January 1, 2002. The offer price for the Common Stock is $3.50 per share and the offer price for the 9% Debentures and 9.1% Debentures is par plus accrued and unpaid interest to the date of acceptance.

      The offers will expire on January 7, 1997, unless extended.

      The information agent for the offers is MacKenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010. Their telephone number is (212) 929-5500 (call collect) or (800) 322-2885.